EXHIBIT 99(a)

              Employees' Retirement Savings Plan Of

                         C. R. Bard, Inc.

      Financial Statements As Of December 31, 1996 And 1995

                          Together With

            Report of Independent Public Accountants

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
To the Retirement Committee of the Employees' Retirement Savings
 Plan of C. R. Bard, Inc.:

We have audited the accompanying statements of net assets applicable to participants' equity of the Employees' Retirement Savings Plan of C.R. Bard, Inc. as of December 31, 1996 and 1995, and the related statement of changes in net assets applicable to participants' equity for the year ended December 31, 1996. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets applicable to participants' equity as of December 31, 1996 and 1995, and the changes in net assets applicable to participants' equity for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of changes in net assets applicable to participants' equity is presented for purposes of additional analysis rather than to present the changes in net assets applicable to participants' equity of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


Roseland, New Jersey
June 2, 1997

     EMPLOYEES' RETIREMENT SAVINGS PLAN OF C.R. BARD, INC.

  STATEMENTS OF NET ASSETS APPLICABLE TO PARTICIPANTS' EQUITY

                AS OF DECEMBER 31, 1996 AND 1995
                                           1996         1995
ASSETS
Investments - at fair value
 Bard Common Stock Fund                $ 36,663,795 $ 40,939,025
 Guaranteed Investment Fund              23,608,516   24,332,686
 Diversified Common Stock Fund           38,452,475   24,024,500
 Short-Term Investment Fund               3,086,936    2,526,405
 U.S. Treasury Fund                       3,325,419    2,562,072
 Participant Loans                        2,102,237    1,802,395

  Total investments                    $107,239,378 $ 96,187,083

Accrued interest and dividends
 receivable                                  82,801       82,026

     Total assets                      $107,322,179 $ 96,269,109

LIABILITIES:
       Due to broker                        199,859      237,977

Net assets applicable to participants
 equity                                $107,122,320 $ 96,031,132

          The accompany notes to financial statements are an integral part of these statements.

                 EMPLOYEES' RETIREMENT SAVINGS PLAN OF C. R. BARD, INC.
                           STATEMENT OF CHANGES IN NET ASSETS
                           APPLICABLE TO PARTICIPANTS' EQUITY
                          FOR THE YEAR ENDED DECEMBER 31, 1996
                            Bard
                           Common     Guaranteed   Diversified   Short-Term    U.S.
                            Stock     Investment     Common      Investment  Treasury
                            Fund         Fund      Stock Fund       Fund       Fund
NET ASSETS APPLICABLE TO
 PARTICIPANTS' EQUITY,
  beginning of year      $40,939,025  $24,332,686  $24,024,500   $2,526,405  $2,562,072
ADDITIONS
 Employer contributions    3,112,179            0            0            0           0
 Employee contributions    2,598,720    2,477,221    5,346,429    1,557,784     538,253
 Transfers in from merged
  plan                             0            0            0    2,594,656           0
 Realized gain on invest-
  ments sold               1,122,660            0    2,589,529            0           0
 Interest and dividend
  income                     847,085    1,520,718    1,095,010      160,411     190,436
 Net appreciation of in-
  vestments                        0            0    2,989,580            0           0
 Loans advanced, net of
  repayments                 (69,300)    (137,928)     (71,326)      (7,551)     (2,859)
                           7,611,344    3,860,011   11,949,222    4,305,300     725,830
DEDUCTIONS
 Disbursements to parti-
  cipants                  4,289,464    2,711,136    3,053,619      632,545     317,283
 Realized loss on invest-
  ments sold                       0            0            0            0      20,434
 Net depreciation of in-
  vestments                6,650,700            0            0            0      14,146
 Other                           546        4,912           99        4,370           0
                          10,940,710    2,716,048    3,053,718      636,915     351,863
NET TRANSFERS BETWEEN
  FUNDS                     (945,864)  (1,868,133)   5,532,471   (3,107,854)    389,380
NET ASSETS APPLICABLE TO
  PARTICIPANTS' EQUITY,
   end of year           $36,663,795  $23,608,516  $38,452,475   $3,086,936  $3,325,419
 EMPLOYEES' RETIREMENT SAVINGS PLAN OF C. R. BARD, INC.

                           STATEMENT OF CHANGES IN NET ASSETS
                           APPLICABLE TO PARTICIPANTS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1996 (Continued)
                                               Accrued
                                              Interest &
                              Participant     Dividends         Due To
                                 Loans        Receivable        Broker          Total
NET ASSETS APPLICABLE TO
 PARTICIPANTS' EQUITY,
  beginning of year           $1,802,395        $82,026       $(237,977)    $ 96,031,132
ADDITIONS
 Employer contributions                0              0               0        3,112,179
 Employee contributions                0              0               0       12,518,407
 Transfers in from merged
  plans                                0              0               0        2,594,656
 Realized gain on invest-
  ments sold                           0              0               0        3,712,189
 Interest and dividend
  income                         190,235            775               0        4,004,670
 Net appreciation of in-
  vestments                            0              0               0        2,989,580
 Loans advanced, net of
  repayments                     288,964              0                                0
                                 479,199            775               0       28,931,681
DEDUCTIONS
 Disbursements to parti-
  cipants                        179,357              0               0       11,183,404
 Realized loss on invest-
  ments sold                           0              0               0           20,434
 Net depreciation of in-
  vestments                            0              0               0        6,664,846
 Other                                 0              0         (38,118)         (28,191)
                                 179,357              0         (38,118)      17,840,493
NET TRANSFERS BETWEEN
  FUNDS                                0              0               0                0
NET ASSETS APPLICABLE TO
  PARTICIPANTS' EQUITY,
   end of year                $2,102,237        $82,801       $(199,859)    $107,122,320

The accompanying notes to financial statements are an integral part of this statement.

         EMPLOYEES' RETIREMENT SAVINGS PLAN OF C R BARD, INC.
                  NOTES TO FINANCIAL STATEMENTS

(1)  PLAN DESCRIPTION:

     The following description of the Employees' Retirement Savings Plan of C.R. Bard, Inc. (the Plan) is provided for general information purposes. Participants of the Plan should refer to the Plan document for more details and complete information.

     General-

     The Plan is a defined contribution plan for which contributions are made by C. R. Bard, Inc. (the Company) and
     Plan participants. All domestic employees of the Company, not covered by a collective bargaining agreement, who have completed 1,000 hours of service and have attained the age of 21, are eligible to participate in the Plan.

     Contributions-

     Plan participants may elect to make tax deferred contributions through payroll deductions equal to 2% to 15% of their compensation. Salespersons' commissions are also eligible for contributions to the Plan. The Company matches 100% of participants' contributions up to the first 2% of their compensation and 25% of their contributions between 2% and 4% of their compensation. The Company may elect, at its discretion, to make additional matching contributions. However, matching contributions (when aggregated with elective deferral contributions) are not to exceed the maximum tax deductible amount per current Federal tax regulations.

     Participants may direct their contribution to be invested in one of the following types of investment funds: (1) Short-Term Investment Fund, (2) Guaranteed Investment Fund, (3) Bard Common Stock Fund, (4) Diversified Common Stock Fund, and (5)
     U. S. Treasury Fund. All employee contributions are fully vested and nonforfeitable. Company contributions are invested solely in the Bard Common Stock Fund and may be made in cash or Company stock.

     Forfeitures

     At December 31, 1996, forfeited nonvested accounts totaled approximately $53,000. These accounts will be used to reduce future Company matching contributions. Also, in 1996, employer contributions were reduced by $753,798 from forfeited nonvested accounts.

     Vesting

     Participants are always fully vested in their elective contributions. Participants are vested in the Company's matching contribution as follows:

       Years Participated in Plan      % Vested
          Under   2                         0
          2 but < 3                        25%
          3 but < 4                        50%
          4 but < 5                        75%
          5 or more                       100%

     Income Allocations-

     Investment income for an accounting period shall be allocated to participants' accounts in proportion to the total of their respective account balances at the beginning of such accounting period plus any contributions or loan repayments credited to the account during the period.

     Distributions-

     Participants will receive the full amount of their vested account balance when one of the following events occurs: normal retirement, termination of service, death or disability. Early withdrawals are permitted at the participant's request after attainment of age 59-1/2. Certain hardship withdrawals are also permitted. Distributions may be made in a lump sum payment or in a series of installments over 3 to 10 years.

(2)  SUMMARY OF SIGNIFICANT
     ACCOUNTING POLICIES:

     Estimates in the
     Preparation of Financial Statements-

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

     Valuation of Investments-

     Investments in the Diversified Common Stock Fund and The Short-Term Investment Fund are in the form of units of participation within the account with the unit value of each account calculated periodically by the trustee reflecting transaction gains and losses, appreciation or depreciation of the market value of the account investments, interest and dividends.

     The Guaranteed Investment Fund is a pooled fund which is reported on the financial statements at contract value, which approximates fair value, which approximates fair value, as determined by the Trustee. The average yields of the Fund for the years ended December 31, 1996 and 1995 were 6.73% and 7.17%, respectively. The crediting interest rate was 6.48% and 6.72% as of December 31, 1996 and 1995, respectively.
     This rate is determined periodically by the Trustee based on the Fund's holdings. As of December 31, 1996 and 1995, there were no valuation reserves needed within the Fund, however, it did hold a Guaranteed Investment Contract in rehabilitation (See Note 6).

     Plan Administration-

     Under a trust agreement dated October 1, 1983, United States Trust Company of New York was appointed trustee of the Plan and administers the Plan's assets together with the income therefrom. In 1995 United States Trust Company of New York merged with Chase Manhattan Bank, N.A. All expenses incurred for the Plan by the trustee and the Company may be either paid by the Company or from the assets of the Plan. Substantially all expenses of the Plan were paid by the Company during 1996.

     Accounting records maintained by the trustee are on the accrual basis of accounting. Investment transactions are recorded on a trade date basis. The Plan had no assets not having a readily determinable market value as of December 31, 1996 and 1995.

     Tax Status-

     The Internal Revenue Service issued a determination letter dated February 28, 1996 stating that the Plan was in accordance with applicable plan design requirements as of that date. The Plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement dates.

(3)  RELATED PARTY TRANSACTIONS:

     As of December 31, 1996 and 1995, the Plan holds 1,296,781 and 1,258,150 shares of C. R. Bard, Inc. common stock, respectively, with a market value of $36,309,868 at December 31, 1996 and $40,575,338 at December 31, 1995. During the year ended December 31, 1996, 200,408 shares of such common stock were acquired at a cost of $6,465,208; 137,535 shares were sold with an original cost basis of $3,266,337 and 24,242 shares were delivered to Plan participants with an original cost basis of $577,487.

     All of the Plan's investment funds purchase units of participation in the Chase Manhattan Bank Pooled Investment
     Trust For Employee Benefit Plans II (the "Investment Trust") with temporarily uninvested cash. Since the Trustee manages this Investment Trust, these transactions qualify as party-in-interest.

(4)  RECONCILIATION TO FORM 5500

     The following is a reconciliation of net assets applicable to participants' equity per the financial statements to the Form 5500:
                                           December 31,
                                        1996           1995
      Net assets applicable to
      participants' equity per
      the financial statements      $107,122,320   $96,031,132

      Amounts allocated to with-
      drawing participants            (1,935,247)     (756,322)

      Net assets applicable to
      participants' equity per
      the Form 5500                 $105,187,073   $95,274,810

     The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

                                                Year ended
                                            December 31, 1996

     Benefits paid to participants per
      the financial statements                 $11,183,404

     Add: Amount allocated to with-
           drawing participants at
           December 31, 1996                     1,935,247
     Less:  Amounts allocated with-
           drawing participants
            at December 31, 1995                  (756,322)

     Benefits paid to participants
     per the Form 5500                         $12,362,329

(S)  PLAN TERMINATION

     Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of Employee Retirement Income Security Act of 1974. In the event of plan termination, participants will become fully vested in their account balances.

(6)  FIXED INCOME OBLIGATIONS IN REHABILITATION

     Included in the Plan's assets is a Guaranteed Investment Contract (GIC) from Confederation Life Insurance Co., which is in rehabilitation. The original interest rate has been reduced in half and the maturity date has been extended. It has been determined by the Trustee that the contract value of $581,044 is collectable. The Company has committed to pay the applicable balance into the Plan in the event that there is a shortfall upon settlement.

                                                                                       SCHEDULE I
                      EMPLOYEES RETIREMENT SAVINGS PLAN OF C. R. BARD, INC.
                                    EIN #22-1454160, PLAN #003
                    ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                                     AS OF DECEMBER 31, 1996
                                    (c)  Description of investment
        (b) Identity of issue,            including maturity date,
           borrower, lessor or          rate of interest, collateral,                 (e) Current
  (a)        similar party                 par or maturity value           (d) Cost        Value
        BARD COMMON STOCK FUND
   *    C. R. Bard, Inc.            Common Stock                          $31,672,308 $ 36,309,868

        Chase Manhattan Bank,       Units of participation in U.S.            353,927      353,927
         N.A.                        Trust Co. Pooled Trust Short-
                                     Term Fixed Income Fund,
                                     353,927 units, $1.00 per unit
          Total Bard Common
           Stock Fund                                                      32,026,235   36,663,795

        GUARANTEED INVESTMENT
         FUND:
        Confederation Life Ins.     GIC #62094, 8/31/99, 4.69%                581,044      581,044
         Co.
        First Allmerica Financial   GA #92125-B-1, 10/30/98, 6.530%           953,548      953,548
         Life Insurance
        First Allmerica Financial   GA #92125-B-2, 12/30/98, 6.530%           953,548      953,548
         Life Insurance
        Hartford Life Ins. Co.      GA #10311, 4/14/00, 7.61%               1,194,625    1,194,625
        Life Ins. Co. of Virginia   GS #2778A, 8/24/98, 6.4%                2,377,269    2,377,269
        Metropolitan Life Ins. Co.  GAC #20106, 12/31/97, 6.6%              1,291,306    1,291,306
        New York Life Ins. Co.      GA #30213-1, 3/31/98, 5.72%             1,239,638    1,239,638
        New York Life Ins. Co.      GA #30213-2, 31/1/99, 6.50%               894,368      894,368
        New York Life Ins. Co.      GA #30213-3, 4/30/99, 6.50%               894,368      894,368

SCHEDULE I (continued)
        (b) Identity of issue,            including maturity date,
           borrower, lessor or          rate of interest, collateral,                 (e) Current
  (a)        similar party                 par or maturity value           (d) Cost        Value
        GUARANTEED INVESTMENT
         FUND: (continued)

        Ohio National Life          GA #5576, 3/11/98, 5.74%                1,239,041    1,239,041
         Ins. Co.
        Principal Mutual Life       GA #4-2879-1, 6/11/97, 7.56%              355,411      355,411
         Ins. Co.
        Principal Mutual Life       GA #4-2879-2, 6/11/97, 7.56%              354,985      354,985
         Ins. Co.
        Principal Mutual Life       GA #4-2879-3, 9/10/97, 6.1%               967,862      967,862
         Ins. Co.
        Principal Mutual Life       GA #4-2879-4, 3/22/00, 8.20%              582,344      582,344
         Ins. Co.
        Protective Life Ins. Co.    GA #1107, 12/9/99, 8.14%                1,175,207    1,175,207
        Commonwealth Life Ins. Co.  ADA-00605FR, 6/11/99, 7.150%              600,449      600,449
        Sun Life Assurance Co.      GIC #S-0923-G, 3/24/97, 6.87%             558,692      558,692
         of Canada (U.S.)
        Sun Life Assurance Co.      GIC #S-0924-G, 2/14/00, 7.38%           1,178,967    1,178,967
         of Canada (U.S.)
        Transamerica Occidental     GIC #51378-00, 6/9/00, 6.70%            1,563,956    1,563,956
         Life
  *     Chase Manhattan Bank, N.A.  Units of participation in U.S. Trust    4,651,888    4,651,888
                                     Co. Pooled Trust Short-Term Fixed
                                     Income Fund, 4,651,888 units,
                                     $1.00 per unit
          Total Guaranteed
           Investment Fund                                                 23,608,516   23,608,516

SCHEDULE I (continued)
                                    (c)  Description of investment
        (b) Identity of issue,            including maturity date,
           borrower, lessor or          rate of interest, collateral,                 (e) Current
  (a)        similar party                 par or maturity value           (d) Cost        Value
        DIVERSIFIED COMMON STOCK
        FUND
        Vanguard Quantitative       Units of participation in Common       31,156,206   38,205,493
         Portfolios Inc.             Stock Mutual Fund, 1,718,646
                                     units, $22.23 per unit
  *     Chase Manhattan Bank, N.A.  Units of participation in U.S.            246,982      246,982
                                     Trust Co. Pooled Trust Short-
                                     Term Fixed Income Fund, 246,982
                                     units, $1.00 per unit
          Total Diversified Common
           Stock Fund                                                     $31,403,188 $ 38,452,475

        SHORT-TERM INVESTMENT FUND
        Chase Manhattan Bank, N.A.  Units of participation in U.S.
                                     Trust Co. Pooled Trust Short-
                                     Term Fixed Income Fund,
                                     3,086,936 units, $1.00 per unit      $ 3,086,936 $  3,086,936

        U.S. TREASURY FUND:
        United States Treasury      U.S. Treasury Note, 1/31/97, 6.25%         89,775       90,042
         Notes
        United States Treasury      U.S. Treasury Note, 3/31/97, 6.875%        98,391      100,359
         Notes
        United States Treasury      U.S. Treasury Note, 5/31/97, 6.75%         99,750      100,516
         Notes
        United States Treasury      U.S. Treasury Note, 6/30/97, 6.375%        98,125      100,344
         Notes
        United States Treasury      U.S. Treasury Note, 8/15/97, 6.5%          98,641      100,594
         Notes
SCHEDULE I (continued)
                                    (c)  Description of investment
        (b) Identity of issue,            including maturity date,
           borrower, lessor or          rate of interest, collateral,                 (e) Current
  (a)        similar party                 par or maturity value           (d) Cost        Value
        United States Treasury      U.S. Treasury Note, 10/15/97, 8.75%       104,719      102,391
         Notes
        United States Treasury      U.S. Treasury Note, 12/31/97, 6.0%         95,672      100,359
         Notes
        United States Treasury      U.S. Treasury Note, 1/15/98, 7.875%       100,094      102,219
         Notes
        United States Treasury      U.S. Treasury Note, 2/15/98, 7.25%        126,523      127,051
         Notes
        United States Treasury      U.S. Treasury Note, 4/30/98, 5.125%       194,859      198,468
         Notes
        United States Treasury      U.S. Treasury Note, 6/30/98, 5.125%        98,906       99,094
         Notes
        United States Treasury      U.S. Treasury Note, 8/15/98, 5.875%       198,297      200,094
         Notes
        United States Treasury      U.S. Treasury Note, 10/15/98, 7.125%      104,031      102,125
         Notes
        United States Treasury      U.S. Treasury Note, 12/31/98, 5.125%       97,594       98,609
         Notes
        United States Treasury      U.S. Treasury Note, 1/31/99, 5.0%          99,391       98,266
         Notes
        United States Treasury      U.S. Treasury Note, 3/31/99, 5.875%       101,828       99,906
         Notes
        United States Treasury      U.S. Treasury Note, 5/31/99, 6.750%       104,328      101,703
         Notes
        United States Treasury      U.S. Treasury Note, 7/15/99, 6.375%       200,687      201,812
         Notes
        United States Treasury      U.S. Treasury Note, 9/30/99, 7.125%       102,531      102,766
         Notes
SCHEDULE 1 (continued)
                                    (c)  Description of investment
        (b) Identity of issue,            including maturity date,
           borrower, lessor or          rate of interest, collateral,                 (e) Current
  (a)        similar party                 par or maturity value           (d) Cost        Value
        United States Treasury      U.S. Treasury Note, 11/30/99, 7.750%      157,172      156,726
         Notes
        United States Treasury      U.S. Treasury Note, 1/15/00, 6.375%       201,375      201,750
         Notes
        United States Treasury      U.S. Treasury Note, 3/31/00, 6.875%       154,207      153,375
         Notes
  *     Chase Manhattan Bank, N.A.  Vista Premier Treasury Plus Money         586,850      586,850
                                     Market Fund

          Total U.S. Treasury Fund                                          3,313,746    3,325,419

        OTHER
        Participant Loans           With interest rates ranging from        2,102,237    2,102,237
                                     7.5% to 10% and maturing through
                                     2011

          Total investments held                                          $95,540,858 $107,239,378

                                    * Indicates related party.

       The accompanying notes to financial statements are an integral part of this schedule

                      EMPLOYEES' RETIREMENT SAVINGS PLAN OF C. R. BARD, INC.
                                    EIN #22-1454160, PLAN #003
                         ITEM 27d-SCHEDULE OF REPORTABLE TRANSACTIONS (J)
                               FOR THE YEAR ENDED DECEMBER 31, 1996
                                                                            (h)Current
                                                                             value of
                                                                             asset on     (I)Net
(a)Identity of   (b)Description        (c)Purchase (d)Selling   (g)Cost of  transaction   gain or
party involved        of asset            price        price        asset      date         loss
Chase Manhattan  Purchase of units of  $33,216,690 $         0  $33,126,690 $33,216,690  $        0
 Bank, N.A.       participation in
                  Chase Manhattan
                  Pooled Investment
                  Trust for Employee
                  Benefit Plans II

Chase Manhattan  Sale of units of                0  30,811,422   30,811,422  30,811,422           0
 Bank, N.A.       participation in
                  Chase Manhattan
                  Pooled Investment
                  Trust for Employee
                  Benefit Plans II

C.R. Bard, Inc.  Purchase of             6,465,208           0    6,465,208   6,465,208           0
                  C.R. Bard, Inc.
                  common stock

C.R. Bard, Inc.  Sale of C.R. Bard,              0   4,388,997    3,266,337   4,388,997   1,122,660
                  Inc. common stock

Vanguard         Purchase of units      12,506,982           0   12,506,982  12,506,982           0
Quantitative      of participation
Portfolios, Inc.  in Common Stock
                  Mutual Fund

SCHEDULE II (continued)
                                                                            (h)Current
                                                                             value of
                                                                             asset on     (I)Net
(a)Identity of   (b)Description        (c)Purchase (d)Selling   (g)Cost of  transaction   gain or
party involved        of asset            price        price        asset      date         loss

Vanguard         Sale of units of               0    3,735,735    1,146,206   3,735,735   2,589,529
Quantitative      participation in
Portfolios, Inc.  Common Stock
                  Mutual Fund

Chase Manhattan  Purchase of units      2,267,623            0    2,267,623   2,267,623           0
 Bank, N.A.       of participation
                  in U.S. Trust
                  Company Pooled
                  Trust Short Term
                  Fixed Income Fund

Chase Manhattan  Sale of units of               0    3,270,502    3,270,502   3,270,502           0
 Bank, N.A.       participation in
                  U.S. Trust Company
                  Pooled Trust Short
                  Term Fixed Income
                  Fund

(J) Reportable transactions are those purchases and sales of the same security which, individually or in the aggregate, exceed 5% of Plan assets at January 1, 1996

      The accompanying notes to financial statements are an integral part of this schedule.